(Logo)		Cleco Corporation
2030 Donahue Ferry Road
PO Box 5000
Pineville, LA 71361-5000
Tel 318-484-7400

NEWS RELEASE

Investor Contacts:
Cleco Corporation:	Analyst Inquiries:	Media Contact:
Kathleen F. Nolen	Dresner Companies	Cleco Corporation
(318) 484-7687	Kristine Walczak	Michael Burns
Rodney J. Hamilton	(312) 780-7205	(318) 484-7663
(318) 484-7593

For Immediate Release

Cleco Corp. First-Quarter Results Up 24 Percent
Increased Earnings from Wholesale Generating Fleet

PINEVILLE, La., May 8, 2003 - Cleco Corp. (NYSE, PCX: CNL) today reported first quarter 2003 earnings of $0.36 per diluted share, a 24 percent increase over the $0.29 recorded in first quarter 2002.

Results reflected lower income tax expense at Cleco Power and higher earnings from the Perryville and Acadia wholesale generating projects that began operation in mid-2002.  Offsetting factors included higher maintenance and depreciation charges at Cleco Evangeline.
	Diluted Earnings per Share
	Three Months Ended March 31,
Subsidiary	2003	2002
Cleco Power LLC	$0.33	$0.30
Cleco Midstream Resources LLC	0.06	0.01
Corporate and Other	(0.03)	(0.02)
Earnings applicable to common stock	$0.36	$0.29

Major Reconciling Items for First-Quarter EPS 2003 vs. 2002:
$0.29	2002 First-Quarter Diluted EPS

0.01	Higher Cleco Power nonfuel revenue
(0.01)	Higher Cleco Power nonfuel expenses
0.03	Lower Cleco Power income tax expense
0.03	Higher contribution from Cleco Midstream generating projects
0.02	Lower Cleco Midstream administrative expenses
(0.01)	Higher corporate administrative expenses

$0.36	2003 First-Quarter Diluted EPS

News Release

Cleco Power LLC

Cleco Power posted 2003 first-quarter earnings $0.03 per share higher than in the same period of 2002.

Nonfuel revenue increased by about $0.01 per share in the quarter-to-quarter comparison to 2002, supported by a 2 percent increase in kilowatt-hour sales mainly driven by slightly colder weather.  Expenses for Cleco Power were about $0.01 per share higher in first quarter 2003 than in first quarter 2002.  The primary factors behind the increase were higher maintenance expenses related to planned substation and line rehabilitation and amortization of deferred storm expenses.  Income taxes were approximately $0.03 per share lower in first quarter 2003 than in first quarter 2002 largely due to the carry forward of a 2002 state income tax net operating loss and an adjustment related to accumulated deferred income taxes.

Cleco Midstream Resources LLC

Cleco Midstream posted earnings per diluted share of $0.06 for the first quarter of 2003, up from $0.01 per share earned during the first quarter of 2002.

The earnings contribution from Cleco Midstream's wholesale generating fleet was $0.03 per share higher than in the first quarter of 2002, primarily because the Acadia and Perryville facilities began commercial operations in mid-2002.  The two plants added $0.13 per share to first quarter 2003 earnings, but those amounts were largely offset by lower results from Cleco Evangeline.  That plant saw a $0.10 per share decrease in earnings compared to the same period of 2002 because of higher maintenance and depreciation expenses. Cleco Evangeline's increased expenses were due to design changes of certain combustion turbine parts and a reassessment of the useful life of the facility's combustion turbine parts.

Cleco Midstream's administrative and development expenses were $0.02 per share lower in quarter-to-quarter comparisons mainly due to decreased marketing and project development activities.

Other

Higher administrative and legal expenses increased corporate and other expenses by $0.01 per share in first quarter 2003 compared to first quarter 2002.

2003 Update:

Cleco President and CEO David Eppler observed that thus far this year, the company has made steady progress toward its goals to:

    reinforce its balance sheet and improve liquidity;
    reduce risks associated with the Midstream generating projects through either asset sales or contract restructuring; and
    build on the strengths of its utility business.

"We recently completed the sale of $100 million of five-year Cleco Corporation notes with a coupon of 7 percent and $75 million of 10-year Cleco Power notes with a coupon of 5-3/8 percent," Eppler said.  "We also renewed our 364-day credit facilities totaling $185 million for the combined companies.  These financings solidify our corporate liquidity position and reduced our refinancing risk for the next 18 months and beyond.

"Just this week we announced that we've signed a letter of intent to sell our Perryville generating project to Entergy," Eppler continued.  "Proceeds from that sale will enable us to eliminate all Perryville project debt as

News Release

well as some corporate level debt.  We still need to clear some hurdles to finalize the transaction, but we are hopeful the sale will be completed before year-end.  Completion of the sale will not only reinforce our balance sheet, it will significantly diminish exposure to the less stable wholesale energy business.  We are also continuing discussions with the tolling contract counterparties at our other wholesale projects so we can reduce risks at those projects as much as possible.

"We've just started the process of replacing Cleco Power's power purchase agreements, which largely expire at the end of 2004," Eppler said.  "The solicitation of offers to supply up to 750 megawatts of capacity for our utility began in March, with initial proposals due in May.  We hope to complete that process by late 2003.

"In terms of 2003 earnings outlook, we expect the higher Evangeline maintenance costs and higher interest expense as a result of the two recent note issuances to be substantially offset by lower Cleco Power taxes.  Estimates are the Perryville sale will reduce 2003 earnings targets by approximately $0.10 per share, so, if that transaction proceeds as planned, Cleco's overall earnings targets for 2003 will be revised to $1.55 to $1.65 per share, down from the previous level of $1.65 to $1.75.  Assuming the Perryville transaction is completed, that plant's planned $0.30 per share annual contribution will be eliminated in 2004 earnings targets."

Cleco management will discuss the company's 2003 first-quarter results during a conference call scheduled for 11 a.m. EDT (10 a.m. CDT) Friday, May 9, 2003.  The call will be broadcast live on the Internet, and replays will be available for 12 months.  Investors may access the webcast at http://www.shareholder.com/cnl/medialist.cfm.

Cleco's businesses referred to in this news release are:
Cleco Power LLC
Cleco Midstream Resources LLC
Other (Cleco Corporation; Cleco Support Group LLC, Cleco Innovations LLC; CLE Resources, Inc.)

Cleco Corp. is a regional energy services company headquartered in Pineville, La.  It operates a regulated electric utility company that serves 260,000 customers across Louisiana.  Cleco also operates a wholesale energy business that has approximately 2,100 megawatts of generating capacity.  For more information about Cleco, visit www.cleco.com.

Financial tables follow:

News Release

CLECO CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)
(unaudited)
Three Months Ended March 31	2003	2002

OPERATING REVENUE
Electric operations	$138,866	$121,962
Tolling operations	23,776	11,620
Energy trading, net (1)	(194)	1,012
Energy operations	18,654	8,637
Other operations	7,258	6,795
Gross Operating Revenue	188,360	150,026
Electric customer credits	(911)	(350)
Total Operating Revenue	187,449	149,676

OPERATING EXPENSES
Fuel used for electric generation	32,702	26,460
Power purchased for utility customers	42,596	32,103
Purchases for energy operations	17,768	7,740
Operations and maintenance	25,599	25,277
Depreciation	23,851	14,948
Taxes other than income taxes	9,783	10,078
Total Operating Expenses	152,299	116,606

OPERATING INCOME	35,150	33,070
Interest expense and AFUDC, net	(17,517)	(11,812)
Equity income from investees	7,796	572
Other income (expenses), net	623	325

NET INCOME BEFORE INCOME TAXES AND PREFERRED DIVIDENDS	26,052	22,155
Federal and state income tax expense	8,239	8,102
Net income before preferred dividends	17,813	14,053
Preferred dividend requirements, net	477	472
Net income applicable to common stock	$17,336	$13,581

Earnings per share
Basic	$0.37	$0.30
Diluted	$0.36	$0.29

Average number of shares outstanding
Basic	47,068,584	44,973,466
Diluted	49,485,666	47,663,219

Cash dividends paid per share of common stock	$0.225	$0.22

(1) Cleco Corporation adopted Issue 1 of EITF No. 02-3.  Issue 1 requires that all gains and losses from energy trading contracts, as defined in EITF No. 98-10, be reported on the income statement on a net basis.  The netting requirement reduces Cleco's gross revenue and expenses reported in the statements of income prepared after the effective date of July 15, 2002.  Prior period amounts have been reclassified in order to be consistent with current reporting requirements.

News Release

CLECO CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)
	March 31, 2003	March 31, 2002

Assets
Current assets
Cash and cash equivalents	$91,929	$3,987
Accounts receivable, net	59,407	84,773
Other current assets	94,847	72,501
Total current assets	246,183	161,261
Property, plant and equipment, net	1,569,393	1,225,255
Equity investment in investees	272,088	240,679
Prepayments, deferred charges and other	203,067	159,629
Total Assets	$2,290,731	$1,786,824

Liabilities and Shareholders' Equity
Liabilities
Current liabilities
Short-term debt	$337,617	$217,380
Accounts payable	73,830	86,295
Other current liabilities	35,227	54,973
Total current liabilities	446,674	358,648
Deferred credits and other liabilities	388,762	276,922
Long-term debt, net	866,197	638,267
Total Liabilities	1,701,633	1,273,837
Shareholders' equity
Common stock	573,778	496,059
Preferred stock	18,181	16,928
Other comprehensive income	(2,861)	-
Total Shareholders' Equity	589,098	512,987
Total Liabilities and Shareholders' Equity	$2,290,731	$1,786,824

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          Please note: In addition to historical financial information, this news release contains forward-looking statements about future results and circumstances with respect to which there are many risks and uncertainties, including the weather and other natural phenomena, state and federal legislative and regulatory initiatives, the timing and extent of changes in commodity prices and interest rates, the operating performance of Cleco Power's and Midstream's facilities, the financial condition of the Company's tolling agreement counterparties, the performance of the tolling agreements by such counterparties, the possible restructuring of the tolling agreements and the other risks and uncertainties more fully described in the Company's latest Annual Report on Form 10-K.  Actual results may differ materially from those indicated in such forward-looking statements.